As filed with the Securities and Exchange Commission on February 13, 2001
                                                      Registration No. 333-47948

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         ______________________________


                              Amendment No. 2 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                          ADVANCED RADIO TELECOM CORP.

            (Exact name of registrant as specified in its charter)


                 Delaware                           52-1869023
       (State or other jurisdiction              (I.R.S. Employer
     of incorporation or organization)        Identification Number)


  500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004 (425) 688-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Thomas M. Walker, Esq.
                   Senior Vice President and General Counsel
                        500 108th Avenue NE, Suite 2600
                          Bellevue, Washington  98004
                     (425) 688-8700 / (425) 990-1642 (fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                       Copies of all communications to:

                              Mary E. Weber, Esq.
                            Joel F. Freedman, Esq.
                                 Ropes & Gray
                            One International Place
                            Boston, MA  02110-2624
                     (617) 951-7000 / (617) 951-7050 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.[ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

PROSPECTUS                                                 Subject to Completion
                                                             February 13, 2001


                         Advanced Radio Telecom Corp.
                                 Common Stock
                               9,172,943 Shares


                              _________________

     This prospectus relates to the offer and sale from time to time by the selling shareholders listed on page 11 of this prospectus of a total of 9,172,943 shares of common stock of Advanced Radio Telecom Corp. See "Selling Shareholders" in this prospectus for more information. The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of such securities when sold. Pursuant to our rights agreement, one right to purchase a unit of junior preferred stock is deemed to be delivered with each share of common stock issued by us.

     Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 to read about risks you should consider before acquiring shares of our common stock.

     The common stock is listed on the Nasdaq National Market with the ticker symbol: "ARTT." On February 12, 2001, the closing price of one share of common stock on the Nasdaq National Market was $2.42.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              __________________


              The date of this Prospectus is February  , 2001.


                               TABLE OF CONTENTS

                                                                       Page

THE COMPANY...........................................................   1

RISK FACTORS..........................................................   1

USE OF PROCEEDS.......................................................  10

SELLING SHAREHOLDERS..................................................  10

PLAN OF DISTRIBUTION..................................................  11

WHERE YOU CAN FIND MORE INFORMATION...................................  13

LEGAL OPINION.........................................................  14

EXPERTS...............................................................  14

                                  THE COMPANY

     General. We provide businesses with high speed transmission services, including access to the Internet. We own and operate high speed wireless networks in Dallas/Fort Worth, Houston, Los Angeles, Phoenix, Portland, San Diego, San Jose, Seattle, and Washington, D.C. We have licenses throughout the United States allocated by the FCC for wireless high speed transmissions, known as 39 GHz licenses. We own other licenses for wireless high speed transmission in the United Kingdom and several Scandinavian countries. We commenced operating under our current strategy during the last 18 months. The number of shares being offered for sale represents approximately 25% of our outstanding shares of common stock and approximately 14% of our voting power as of February 12, 2001. Our executive offices are located at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004. Our telephone number is (425) 688-8700.

     Recent Developments. We announced the introduction of our Broadstream Internet Service in our U.S. markets. Our Broadstream Internet Service offers high speed internet access at up to 100 Mbps -- roughly equivalent to 66 T1 lines-- for $1,000 a month.

     On February, 16, 2001, we announced that our Nordic subsidiary has teamed with Stockholm based Utfors Bredband AB to provide metropolitan high speed transmission services in Norway. Utfors offers fixed and mobile Internet services in Scandinavia.

                                 RISK FACTORS

     An investment in these shares involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in, or incorporated into, this prospectus, before acquiring any shares. Any of the following risks could materially adversely affect our business, financial conditions or results of operation. This, in turn, could cause the trading price of our common stock to decline.


Our incurrence of negative cash flows and operating losses during the next several years may adversely affect the price of our common stock.

     We have generated only nominal revenues from operations to date. We have generated operating and net losses since our inception and we expect to generate significant operating and net losses for at least the next several years. In particular, we had a net loss of approximately $97 million in 1999 and $48 million for the nine months ended September 30, 2000, and an accumulated deficit of $288 million at September 30, 2000. We may not develop a successful business or achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

     .    raise adequate additional capital when required;

     .    attract and retain an adequate customer base;

     .    acquire adequate access rights for our network;

     .    deploy and commercialize our network;

     .    attract and retain experienced and talented personnel; and

     .    establish strategic business relationships.

We may not be able to do any of these successfully.

In light of our brief operating history and change of strategy, you may have difficulty evaluating us.

     We have a limited operating history under our current business strategy. We commenced commercial operations during the last 18 months as a provider to businesses of high speed transmission services, including access to the Internet. As a result, limited historical operating and financial information about our current strategy is available for you to evaluate. Also, comparisons of our financial results to prior periods may not be useful.


If we are unable to obtain additional capital, we may not be able to fund our operations, meet our obligations or expand our network. We may be required to raise capital on unfavorable terms.


     At September 30, 2000, we had cash and cash equivalents of approximately $112.4 million. In October 2000, we made the remaining payment of $61.6 million for auction licenses from the FCC. Giving effect to the October auction license payment, cash and cash equivalents at September 30, 2000, would have been $50.8 million. Also, the $13.0 million owed to us by BroadStream Communications Corporation that was due on November 22, 2000 has not yet been paid. BroadStream and its successor, Commco Technology LLC, filed a voluntary Chapter 11 bankruptcy petition on December 18, 2000. We have incurred losses from operations since inception and expect to continue to incur losses from operations for at least the next few years. We are in the process of evaluating our strategy and business plan. Changes to our business plan will affect our capital requirements. We will need to raise substantial additional capital to fund our operations and our business plan. We have engaged investment bankers to assist us in obtaining financing. In order to obtain needed funds, we may be required to issue equity or debt on unfavorable terms. If we sell equity, your interest in us could be materially diluted. However, we may not be able to obtain additional financing at all, or on acceptable terms. We believe that raising capital for emerging telecommunications companies has become difficult due to changes in the capital markets. We have reduced expenditures to conserve cash and, if additional financing is not obtained soon, we will make further reductions in expenditures. Our failure to access capital on acceptable terms or delays in obtaining financing would result in the modification, delay or abandonment of some or all of our business plan, which could result in our not being able to meet our obligations when due.


We are currently not in compliance with all of our debt covenants in our credit facility and we may be unable to repay or refinance our debt when due, which may require us to take steps that limit our operating flexibility and growth.


     We are currently not in compliance with all of our covenants under our credit facility with Cisco Systems Capital Corporation. We may be unable to obtain amendments or waivers from Cisco at all or on favorable terms. Our ability to make principal and interest payments on our indebtedness will depend in part upon our future operating performance and cash flow and our ability to obtain additional debt or equity financing on acceptable terms. These will depend on a number of factors, many of which are out of our control. Until and including the February 15, 2000 payment, interest payments on our senior notes were funded through an escrow account of pledge securities. Future interest payments on our senior notes will not be funded by the escrow. As we do not expect to generate cash from operations for the next few years, we will need to raise additional funds to meet interest payments in future periods. We also may not generate sufficient cash flow to repay our debt obligations when due. If we are unable to raise additional funds, then in order to meet our debt obligations, we may be required to renegotiate the payment terms of all or a portion of our indebtedness on less favorable terms or to sell assets. We may not be able to do any of these things successfully and doing these things may limit our operating flexibility and growth.

Our high leverage creates financial and operating risks that could limit the growth of our business.

     We have a significant amount of debt. We may incur substantial additional debt to finance our business strategy. Our high leverage could have adverse consequences to us, including:

     . requiring us to use a substantial portion of our cash to make payments on debt;

     . limiting our flexibility to respond to changes in the industry and economic conditions generally;

     . in the event of default, forcing us to renegotiate or refinance our debt at less favorable terms, preventing us from obtaining future financing, forcing us to sell our assets and restricting our operations;

     . making us more vulnerable to adverse economic conditions in the event of an economic downturn; and

     . placing us at a competitive disadvantage to competitors with less leverage.


If our services do not achieve market acceptance we may lose or not obtain revenue.

     We and other providers have only recently begun to market fixed wireless high speed services. Because the provision of wireless high speed transmission services represents an emerging sector of the telecommunications industry, the demand for our services is uncertain. A substantial market for our services may not develop. The demand for our services may be adversely affected by:

     . historical perceptions of the unreliability of previous wireless technologies;

     .    concerns about the security of transmissions over wireless networks;

     .    the lack of market history of operational fixed wireless services; and

     . possible desire of customers to acquire telecommunications services from a single provider.

     Insufficient acceptance of our services would adversely affect our revenues and our ability to achieve profitability.

Our equipment, equipment suppliers and service providers may not perform as we expect, which could delay or affect the quality of our services, increase our costs and reduce our revenues.

     Some of the equipment we are deploying in our network has not been widely used. This equipment may not provide us with the functionality or quality we expect. Also, our equipment suppliers may not be able to timely provide us with equipment we need to build our network and deliver our services. The service providers we use to deploy our networks also may not perform as we plan. Any of these could delay the deployment of our network, adversely affect the quality of our service, increase our costs and reduce our revenues.

Because of our limited experience, we may be unsuccessful in executing our strategy, which could increase our costs and adversely affect our market penetration.

     We may be unsuccessful in executing our strategy. We have limited experience providing high speed transmission services. We also have limited experience in deploying, maintaining and operating wireless networks. We may not effectively be able to do these things. We also may not effectively manage the third party relationships upon which our success depends. In addition, we may not be able to manage our planned implementation of our business plan in multiple markets. The failure to do any of these could increase our costs and adversely affect our market penetration.

Our market is highly competitive and we may be unable to compete effectively, especially against competitors with greater financial and other resources, which may affect our ability to attract customers and grow and maintain our sales.

     We operate in a highly competitive environment and may not be able to successfully compete. We compete with other providers of telecommunications services that use a variety of telecommunications technologies including copper, fiber, cable, mobile and fixed wireless and satellite networks. We also expect to compete with new providers and technologies not yet introduced. To date, we do not have a significant market share in any of the markets in which we are operating. Given the intense competition we may be unable to compete effectively with these and other technologies and service providers and consequently we may be unable to attract customers and grow and maintain our sales.

     Many of our competitors are larger and have greater financial and other resources and have more experience than we have. As a result, these competitors may be able, among other things, to better develop and exploit new technologies, adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build-out a network than we can.

We may lose sales to our competitors if we are unable to adapt to changes in technology and industry requirements.



     If we are unable to offer high speed wireless transmission services that exploit advanced technologies or unable to anticipate or adapt to evolving industry standards, we may lose sales to our competitors. In particular:

     . our services may become economically or technically outmoded by current or future technologies with which we may compete;

     . we may not be able to arrange to offer the new services required by our customers;

     . we may not have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings;

     .    our equipment may be rendered obsolete; and

     . the cost of our equipment and network may decline slower than that of competitive alternatives.

We may be delayed or prevented from deploying our network by our inability to secure suitable locations for our radios, and may be unable to provide the services on which our future performance will depend.

     We install our radios and antennas primarily on rooftops of buildings and on other tall structures. Therefore, we must generally secure building access rights and access to conduits and wiring from building owners. In addition, we may require construction, zoning, franchises or other governmental permits. If we are unable to secure suitable access or any permits in any market we may be unable to deploy our network timely or at all in that market.

Our FCC licenses may be canceled or revoked for violations of the FCC's rules, which could limit our operations and growth.

     Our FCC radio licenses are currently our principal assets. As an FCC licensee and as a common carrier, we are subject to comprehensive regulatory oversight, including regulations constraining ownership of us, rules governing the services we can provide and impacting the prices we charge, and rules related to construction and operation of our network. Under certain circumstances, our licenses may be revoked, canceled, conditioned or the FCC may fail to renew our licenses. For example, the licenses may be revoked for violations of the FCC's rules or we may be fined. We may not be able to meet the requirements for renewal of our licenses. The loss of some of our licenses could limit the expansion of our business. Even the initiation of a proceeding that may result in the loss of our licenses could adversely affect our business.

We are subject to comprehensive and continually evolving regulation that could increase our costs and adversely affect our ability to successfully implement our business plan.

     We and some of our communications services and installations are regulated by the FCC, the states, local zoning authorities, and other governmental entities. These regulators regularly conduct rulemaking proceedings and issue interpretations of existing rules. For example, the FCC has a number of proceedings still pending to implement the Telecommunications Act of 1996, which Act sought to increase competition in local telephone services. These regulatory proceedings could impose additional obligations on us, give other competitors rights, increase our costs, and otherwise adversely affect our ability to implement our business plan.


If our licenses lose value, our stock price could decline.

     Our wireless licenses are integral assets of our business. The value of any or all of our licenses could decrease as a result of:

     .    increases in supply of spectrum that provides similar functionality;

     .    a decrease in the demand for services offered with these licenses;

     .    values placed on similar licenses in future FCC auctions; and

     .    regulatory limitations on transfers of these licenses.

Should the value of our licenses decrease, our stock price could decline.


We may be unable to retain or exploit high speed wireless licenses in foreign countries, and foreign governmental regulation may slow our expansion into those countries.

     Entities owned by us have obtained licenses to provide high speed wireless services in some Western European countries. Moreover, entities owned by us or in which we have a substantial interest have applied or may apply for such licenses in various other countries. We may not be able to retain or obtain these licenses. Additionally, changes in foreign laws and regulations may result in our foreign licenses being subject to forfeiture or other sanctions. If we do not construct and operate using these licenses, we may forfeit them. Our inability to retain or obtain licenses and any acts of foreign authorities which reduce the value of our existing licenses may result in our inability to successfully expand into foreign markets.

We may have difficulty managing the expansion of our operations which could result in increased costs, high employee turnover or damage to customer relationships.

     The implementation of our business plan may result in a period of rapid growth in the number of our employees and the scope of our operations. Rapid expansion could place a significant strain on our management, financial and other resources. We may have difficulty obtaining additional facilities as well as managing budgeting, forecasting, hiring and other business control issues presented by such a rapid expansion. This could, among other things, result in delays in billing and collections of revenue from our customers as well as in increased costs. Moreover, our difficulty in managing the expansion of our operations may increase employee turnover and adversely affect our relationships with customers.

Lack of effective "back office" systems may adversely affect the provision of services, result in customer dissatisfaction or delayed billing or collection of revenue.

     Our billing, provisioning, customer service, network management and other "back office" systems remain in development. Significant work by us or a third-party provider will be required to complete these systems. Delays in developing and implementing these systems may have a negative impact on our ability to offer our services. Delays may also result in customer dissatisfaction or delays in billing or collection of revenue.

If we are unable to attract or retain qualified personnel we may experience difficulty developing our business.

     The implementation of our business strategy will require the addition of a significant number of qualified personnel. Our success will be dependent, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for these personnel is intense, particularly for those experienced in information technology and engineering. We may be unable to attract and retain additional key employees or retain our current key employees at a reasonable cost, if at all. To date, we have had difficulty in attracting and retaining a sufficient number of skilled personnel and have had to rely on consultants to provide necessary skills. The failure to attract and retain personnel at reasonable costs could prevent us from implementing all or some of our business plan and increase our costs.

Equipment failure or interruption of service could adversely affect our reputation and our relations with our customers.

     Our operations will require that our network, including leased fiber-optic connections, operates on a continuous basis. The network and facilities utilized by us may from time to time experience service interruptions or equipment failures. Should this occur consumer confidence and our reputation could be adversely affected.

We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect.

     We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business. In particular, we may:

     . experience difficulties integrating acquired operations and personnel into our operations;

     .    divert resources and management time;

     . be unable to maintain uniform standards, controls, procedures and policies;

     .    enter markets or businesses in which we have little or no experience;
          and

     .    find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     As of February 12, 2001, our officers and directors and parties related to them will control approximately 47% of the voting power of our outstanding capital stock. Further, holders of our preferred stock representing approximately 44% of our voting power as of February 12, 2001 have agreed to vote as jointly directed by our two stockholders, U.S. Telesource, Inc., a wholly owned subsidiary of Qwest Communications International Inc., and Oak Investment Partners. In addition, each of U.S. Telesource and Oak currently has the right to designate a director. Therefore, the officers and directors and related parties, particularly U.S. Telesource and Oak, are able to significantly influence any matter requiring shareholder approval.

Because our stock price has been, and is likely to be, volatile, our stock price could experience substantial declines and our management's attention may be diverted from more productive tasks.

     The trading price of our common stock has been, and is likely to continue to be, volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Various announcements or developments related to our business, or that of our competitors, our industry group or our customers could cause the market price of our common stock to fluctuate substantially. Stock price volatility could lead to securities litigation involving us. Securities litigation could result in our incurring substantial costs and in diverting management's attention.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

     The telecommunications industry has experienced significant consolidation in recent years. However, provisions of our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire control of us even if a change in control would be beneficial to our shareholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for us. In addition, our board of directors may issue, without shareholder approval, shares of preferred stock with terms set by the board. The issuance of a substantial number of preferred shares could delay or prevent an acquisition or depress the price of our common stock.


                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the shareholders who offer and sell them. We will not receive any proceeds from this offering. However, the selling shareholders may use a portion of the proceeds to repay all or part of the loan referred to below in "Selling Shareholders."


                             SELLING SHAREHOLDERS

     Commco L.L.C. and the predecessor of Commco Technology LLC, BroadStream Communications Corporation, acquired their shares of common stock from us in exchange for FCC licenses and other assets that we acquired from them in the previously announced transaction with BroadStream Communications Corporation. Following that acquisition, Commco Technology LLC was assigned all of BroadStream Communications Corporation's assets and assumed all of its liabilities. Each of those selling shareholders is a party to a registration rights agreement in which we agreed to register their shares of common stock upon their request. The remaining selling shareholders other than Paul S. Bachow received their shares from BroadStream Communications Corporation in private transactions entered into after the closing of our transaction. In connection with the transfer of shares from BroadStream Communications Corporation to these selling shareholders, we agreed to include their shares in this registration statement. Bachow Communications, Inc., a corporation wholly-owned by Paul S. Bachow, acquired shares of common stock from us in exchange for FCC licenses that we acquired from them and subsequently transferred those shares to Paul S. Bachow. In connection with that acquisition, we gave Bachow the right to include those shares in future registration statements. Registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

     In connection with the acquisition of FCC licenses and assets from Commco L.L.C. and BroadStream Communications Corporation referred to above, we loaned BroadStream Communications Corporation approximately $13 million, which amount was due on November 22, 2000. This loan, which was assumed by Commco Technology LLC, has not yet been repaid. Commco Technology LLC may use a portion of the proceeds from this offering to repay all or part of the loan. The borrower has pledged 3,895,801 shares of our common stock to us to secure the loan. The pledged shares are included in the shares offered by Commco Technology LLC by this prospectus. Also under the acquisition agreement with Commco L.L.C. and BroadStream Communications Corporation, we have an option to acquire from the sellers, and they have the right to require us to buy, additional FCC licenses, if they receive final orders of renewal from the FCC for the licenses. If we acquire all of these licenses, we will be required to issue an additional 2,168,550 shares of our common stock as consideration.


     The following table lists the selling shareholders and, as of February 12, 2001, the number of shares each selling shareholder beneficially owns and may sell pursuant to this prospectus.

                            Shares Beneficially Owned          Maximum           Shares Beneficially
 Selling                     and Ownership Percentage     Number of Shares       Owned and Ownership
Shareholder                    Prior to Offering (1)       Being Offered    Percentage After Offering (1)
-----------                    ---------------------       -------------    -----------------------------
Commco
Technology LLC (2)               6,798,621 (17.3%)          6,798,621                  0 *
Wireless Facilities, Inc.          101,606 *                  101,606                  0 *
ELAR Cellular (3)                   85,295 *                   85,295                  0 *
Commco L.L.C.(2)                 6,863,774 (17.5%)          6,863,774                  0 *
Paul S. Bachow                   2,122,268 (5.4%)           2,122,268                  0 *

_______________________
(1)  Assumes the sale of all shares offered by this prospectus.
(2) Shares beneficially owned by Commco L.L.C. includes shares held of record by Commco Technology LLC, of which Commco L.L.C. owns a majority of the outstanding interests. Scott Reardon may be deemed to beneficially own all of our common stock owned of record by Commco L.L.C. and Commco Technology LLC.

(3) Jerry K. Bask, the sole proprietor of ELAR Cellular, beneficially owns the shares shown.

     When used in this prospectus, "selling shareholders" includes donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus if we consent to permit those donees and pledgees to be selling shareholders.

                             PLAN OF DISTRIBUTION

     We will pay the expenses associated with registering the selling shareholders' common stock. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The selling shareholders may sell the shares of common stock on the Nasdaq National Market, in the over-the-counter market, in private transactions other than in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or in a combination of any of the above or following transactions.

     The common stock may be sold in:

 .    block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

 .    exchange distributions in accordance with the rules of such exchange; or

 .    ordinary brokerage transactions and transactions in which the broker solicits purchases.

     The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders or other bona fide owners of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, by Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, if we consent to permitting a donee or pledgee to be a selling shareholder, a supplement to this prospectus will be filed if the donees or transferees wish to use this prospectus to re-offer the shares.

     The selling shareholders may sell common stock to creditors of the selling shareholders in satisfaction of outstanding debts owed to such creditors pursuant to negotiated account settlement agreements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


 .    Our annual report of Form 10-K for the year ended December 31, 1999, filed with the SEC on March 31, 2000; Form 10-K/A filed with the SEC on May 1, 2000; and Form 10-K/A filed with the SEC on May 19, 2000; and

 .    Our quarterly reports on Form 10-Q for the fiscal quarters ended (i) March
     31, 2000, filed with the SEC on May 15, 2000, (ii) June 30, 2000, filed with the SEC on August 11, 2000, and (iii) September 30, 2000, filed with the SEC on November 14, 2000.

 .    Our report on Form 8-K filed with the SEC on November 28, 2000.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Advanced Radio Telecom Corp.
          500 108th Avenue NE, Suite 2600
          Bellevue, Washington 98004
          Attention: Investor Relations
          (425) 688-8700 / (425) 990-1642 (fax)

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling shareholders authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL OPINION


     For the purpose of this offering, Ropes & Gray, Boston, Massachusetts, is giving its opinion on the validity of the shares.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Advanced Radio Telecom Corp. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Distribution


     SEC registration fee.......................  $17,283
     Legal fees and expenses*...................   75,000
     Accounting fees and expenses*..............   50,000
     Miscellaneous*.............................    7,717

          Total Expenses........................ $150,000

____________________
* Estimated

Item 15.  Indemnification of Directors and Officers

     Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate of Incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible by
Section 102(b)(7) of the DGCL, as amended. The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, as amended.

          For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.  Exhibits

          Title of Exhibit
          ----------------

5.1       Opinion of Ropes & Gray (previously filed)

23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2      Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1)

24.1      Power of Attorney (previously filed)

24.2      Power of Attorney (previously filed)

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 13th day of February, 2001.

                              ADVANCED RADIO TELECOM CORP.


                              By: /s/ Robert S. McCambridge
                                 ----------------------------
                                 Name:  Robert S. McCambridge
                                 Title: President and Chief Operating Officer

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                 Title                         Date
       ---------                 -----                         ----

           *                Chief Executive
--------------------------    Officer, Director         February 13, 2001
Wharton B. Rivers

/s/ Robert S. McCambridge   President, Director         February 13, 2001
-------------------------
Robert S. McCambridge

           *                Senior Vice President,
--------------------------  Finance (principal
Darla Norris                financial and accounting
                            officer                     February 13, 2001

           *
--------------------------
Bandel L. Carano                 Director               February 13, 2001

           *
--------------------------
Andrew I. Fillat                 Director               February 13, 2001

           *
--------------------------
Richard T. Liebhaber             Director               February 13, 2001

           *
--------------------------
James B. Murray, Jr.             Director               February 13, 2001

           *
--------------------------
Marc B. Weisberg                 Director               February 13, 2001



* By: /s/ Robert S. McCambridge
      ------------------------------
      Robert S. McCambridge
      Attorney-in-Fact

                                 EXHIBIT INDEX


Number   Title of Exhibit                                                  Page
------   ----------------                                                  ----

5.1      Opinion of Ropes & Gray (previously filed)

23.1     Consent of PricewaterhouseCoopers LLP, Independent
         Accountants

23.2 Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1)

24.1     Power of Attorney (previously filed)

24.2     Power of Attorney (previously filed)